Exhibit 1.7
PARTIAL ASSIGNMENT AND ASSUMPTION OF
 SECURITIES PURCHASE AGREEMENT
This PARTIAL ASSIGNMENT AND ASSUMPTION OF SECURITIES PURCHASE AGREEMENT (this “Assignment Agreement”) is entered into as of March 21, 2024, by and among Conversant Dallas Parkway (A) LP, a Delaware limited Partnership (“Conversant A”), Conversant Dallas Parkway (B) LP, a Delaware limited Partnership (“Conversant B”, and together with Conversant A, collectively, the “Assignors” and each an “Assignor”), and Conversant Dallas Parkway (D) LP, a Delaware limited Partnership (“Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Securities Purchase Agreement, dated as of February 1, 2024 (as it may be amended in accordance with its terms, the “Securities Purchase Agreement”), by and among Sonida Senior Living Inc., a Delaware corporation (“Seller”) and each of the purchasers, severally and not jointly, listed on Annex A thereto, including the Assignors (collectively, the “Purchasers”).
WHEREAS, the Company agreed to sell and issue to the several Purchasers on the Second Closing Date, pursuant to the Private Placement, the number of shares of Common Stock, set forth opposite such Purchaser’s name on Annex A to the Securities Purchase Agreement under the heading “Second Closing,” at a purchase price of $9.50 per share (the “Second Closing Schedule”);
WHEREAS, pursuant to the Second Closing Schedule, Conversant A agreed to purchase 630,819 shares of Common Stock of the Company for an aggregate purchase price of $5,992,780.50 and Conversant B agreed to purchase 421,813 shares of Common Stock of the Company for an aggregate purchase price of $4,007,223.50;
WHEREAS, the Assignors wish to transfer and assign to the Assignee a portion of the Assignors’ rights and interests in and to, and obligations under, the Securities Purchase Agreement, with respect to the purchase of shares of Common Stock on the Second Closing Date such that the shares previously allocated to Assignors are allocated to the Assignors and the Assignee as set forth on Schedule I hereto (the “Assigned Second Closing Stock”), and the Assignee wishes to be the assignee and transferee of such rights, interests and obligations with respect to the Assigned Second Closing Stock under the Securities Purchase Agreement;
WHEREAS, pursuant to Section 7.4 of the Securities Purchase Agreement, the Assignors may assign any of their rights, interests or obligations under the Securities Purchase Agreement, in whole or in part to any Permitted Transferee; and
WHEREAS, the Assignee is a Permitted Transferee of the Assignors.
NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Assignment and Assumption. The Assignors hereby transfer and assign to the Assignee, and the Assignee hereby acquires from the Assignors all of the Assignors’ rights, and interests in and to the Assigned Second Closing Stock, of whatever kind or nature, and the Assignee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Assignors under the Stock Purchase Agreement with respect to the Assigned Second Closing Stock, of whatever kind or nature.

2. Retention of Obligations. Notwithstanding anything in this Assignment Agreement to the contrary, the Assignors shall remain obligated to Seller with respect to all of the Assignors’ obligations, duties, liabilities and commitments under the Securities Purchase Agreement, of whatever kind or nature that have not been specifically assigned hereunder.
3. Effectiveness. This Assignment Agreement shall be effective as of the date set first set forth above.
4. Governing Law; Binding Effect. This Assignment Agreement and any disputes arising out of or relating to this Assignment Agreement and the transactions contemplated hereby (whether in contract, tort, or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law principles of the State of Delaware or otherwise that would result in the application of any laws other than the laws of the State of Delaware.
5. Counterparts. This Assignment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Assignee and the Assignors have executed this Assignment Agreement as of the date first set forth above.
ASSIGNORS:

CONVERSANT DALLAS PARKWAY (A) LP

By: Conversant GP Holdings, LLC, its general partner

By: /s/ Paul Dumaine
Name: Paul Dumaine
Title: General Counsel

CONVERSANT DALLAS PARKWAY (B) LP

By: Conversant GP Holdings, LLC, its general partner
By: /s/ Paul Dumaine
Name: Paul Dumaine
Title: General Counsel

ASSIGNEE:

CONVERSANT DALLAS PARKWAY (D) LP

By: Conversant GP Holdings, LLC, its general partner

By: /s/ Paul Dumaine
Name: Paul Dumaine
Title: General Counsel

Schedule I
Second Closing Number of Shares and Aggregate Purchase Price
Purchaser Name	Number of Second Closing Shares	Aggregate Purchase Price
Conversant Dallas Parkway (A) LP	5,227	$49,656.50
Conversant Dallas Parkway (B) LP	15,189	$144,295.50
Conversant Dallas Parkway (D) LP	1,032,216	$9,806,052.00
Total	1.052,632	$10,000,004.00